Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES COMMENCEMENT OF CONSENT SOLICITATIONS

WITH RESPECT TO ITS 8.250% SENIOR SECURED NOTES DUE 2028

NEW YORK – January 26, 2022 – Full House Resorts, Inc. (“Full House” or the “Company”) (Nasdaq: FLL) announced today that it has commenced a solicitation (the “Solicitation”) of consents (the “Consents”) to amend the Indenture (such amendments, the “Amendments”) dated as of February 12, 2021 (as amended or supplemented through the date hereof, the “Indenture”) governing Full House’s 8.250% Senior Secured Notes due 2028 (the “Notes”) (CUSIP Nos. 359678 AC3 and U3232F AB3) to allow for the incurrence of up to $100.0 million of additional Notes (the “Additional Notes”) (i) to develop, equip and open The Temporary by American Place, our planned temporary casino in Waukegan, Illinois (“The Temporary”) which we intend to operate while we design and construct our permanent American Place facility, (ii) to pay the transaction fees and expenses of the offer and sale of the Additional Notes and (iii) for general corporate purposes. The Consents will also permit the Company to increase the available borrowings under its credit agreement from $15.0 million to $40.0 million. The aggregate outstanding principal amount of the Notes is $310.0 million.

The Solicitation will expire at 5:00 p.m., New York City time, on February 1, 2022 (such date and time, as Full House may extend from time to time, the “Expiration Time”). Only holders of record of the Notes as of 5:00 p.m., New York City time, on January 25, 2022 are eligible to deliver Consents to the Amendments in the Solicitation. Full House reserves the right at any time on or prior to 9:00 a.m., New York City time, on the business day following the Expiration Time, to: (i) prior to the satisfaction of all conditions to the Solicitation, terminate the Solicitation for any reason; (ii) extend the Solicitation from time to time if any condition to the Solicitation has not been met or waived; (iii) extend the Expiration Time without extending the right of Holders to revoke Consents delivered (and not validly revoked) prior to the Effective Time; (iv) amend the terms of the Solicitation; (v) modify the form or amount of the consideration to be paid pursuant to the Solicitation; (vi) waive any of the conditions to the Solicitation, subject to applicable law; or (vii) not extend the Solicitation beyond the last previously announced Expiration Time whether or not the Requisite Consents (as defined below) have been received by such date.

After the Expiration Time and upon the satisfaction or waiver of all conditions to the Solicitation, Full House will pay a cash payment (the “Consent Fee”) of $10.00 per $1,000 principal amount of Notes held by an eligible holder with respect to which a valid Consent to the Amendments was delivered (and not validly revoked) prior to the Expiration Time. The Consent Fee will only be payable if all conditions to the Solicitation, including the receipt of the Requisite Consents with respect to the Notes, have been satisfied or waived and will be paid substantially concurrently with the issue date of the Additional Notes.

Adoption of the Amendments with respect to the Notes requires the Consent of the holders of at least a majority of the aggregate principal amount of all outstanding Notes (the “Requisite Consents”). Consents may be validly revoked at any time prior to the earlier of (x) the Effective Time (as defined below) and (y) the Expiration Time, but not thereafter.

The Solicitation is being made solely on the terms and subject to the conditions set forth in the Statement. Copies of the Statement may be obtained from D.F. King & Co., Inc., the Information and Tabulation Agent, at (212) 269-5550 (collect) or (866) 864-4940 (toll free). Holders of the Notes are encouraged to review the Statement for the detailed terms of the Solicitation and the procedures for consenting to the Amendments. Any persons with questions regarding the Solicitation should contact the Solicitation Agent, Credit Suisse Securities (USA) LLC, at (212) 538-2147 (collect) or (800) 820-1653 (toll free).

This press release is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement is also not a solicitation of Consents with respect to the Amendments or any securities. No recommendation is being made as to whether holders of Notes should Consent to the Amendments. The Solicitation is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.

The Additional Notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Full House Resorts

Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; Stockman’s Casino in Fallon, Nevada; and Grand Lodge Casino, located within the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada. The Company is currently constructing Chamonix Casino Hotel, a new luxury hotel and casino in Cripple Creek, Colorado, and has been selected by the Illinois Gaming Board to develop a casino in Waukegan, Illinois. For further information, please visit www.fullhouseresorts.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding, but not limited to, Full House Resorts’ intention to the offer the securities and the expected uses of the proceeds from the proposed offering. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue” or comparable terminology. Forward-looking statements involve risks and uncertainties that could cause actual results or developments to differ materially from those indicated due to a number of factors affecting Full House Resorts’ operations, markets, products and services. Full House Resorts identifies the principal risks and uncertainties that impact its performance in its public reports filed with the SEC, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” sections of Full House Resorts’ most recent Annual Report on Form 10-K, as may be supplemented or amended by Full House Resorts’ subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made and Full House Resorts undertakes No obligation to publicly release the results of any revision to such forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by applicable law.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

(702) 221-7800

www.fullhouseresorts.com